Exhibit 10.1

EMPLOYEE RETENTION AGREEMENT

This Employee Retention Agreement (this “Agreement”) is made by and among Berry Petroleum Company, LLC, a Delaware limited liability company (together with its parent, Berry Corporation (bry), a Delaware corporation (“Berry”), the “Employer”), and [•] (“Employee”) and is entered into as of [•], 2025 (the “Effective Date”).

1. Purpose. Berry recognize the important goal of retaining Employee to provide services to Employer through and following the acquisition of Berry (the “Transaction”) by California Resources Corporation, a Delaware corporation (the “Company”), pursuant to that certain Merger Agreement by and among the Company and Berry (the “Merger Agreement”), and, in furtherance of that goal, Berry and the Company wish to provide financial incentives for Employee to provide such services and to continue to perform in a highly effective manner and contribute to the success of the Company, Berry and their respective direct and indirect subsidiaries as may exist from time to time (collectively, the Company and its direct and indirect subsidiaries, including Berry and its direct and indirect subsidiaries following the consummation of the Transaction (the “Closing”) are referred to as the “Company Group”).

2. Retention Bonus. Subject to the terms and conditions set forth herein, Employee shall receive a retention bonus in an amount equal to [•] (the “Retention Bonus”), less applicable taxes, deductions and withholdings, which Retention Bonus shall be paid on the next scheduled payroll date following the effectiveness of the Reaffirmation (as defined below), so long as (x) Employee remains continuously employed by the Company or any member of the Company Group from the Effective Date through the Closing (the “Retention Date”) and (y) Employee has executed and not revoked the reaffirmation set forth as Exhibit A to this Agreement (the “Reaffirmation”) on or after, but no later than thirty days following, the Retention Date; provided, however, that if the period during which Employee has to consider the Reaffirmation and for the Reaffirmation to become effective in accordance with its terms crosses two calendar years, payment of the Retention Bonus will occur in the second of the two years if necessary to avoid taxation under Section 409A (as defined below). If the Closing does not occur and the Merger Agreement is terminated in accordance with its terms or if Employee is not employed by the Employer immediately prior to the Closing, this Agreement will be void and of no force or effect.

3. Termination of Employment. Subject to Employee’s continued employment through the Closing , the parties acknowledge and agree that Employee’s employment with the Company Group will be terminated without Cause (as defined in that certain [Employment Agreement] between [Employer] and Employee (the “Key Employee Agreement”), with such interpretive modifications as are required in order to give full effect to the intent of such definition), effective as of the Retention Date and the Retention Bonus will be paid pursuant to Section 2. At such time, in addition to the Retention Bonus, Employee shall be entitled to receive the Severance Benefits (as defined in the Key Employee Agreement) in accordance with the terms and conditions of the Key Employee Agreement, including without limitation the effectiveness of the Release (as defined in the Key Employee Agreement). For the avoidance of doubt, the parties acknowledge and agree that the Transaction will constitute a Sale of Berry Corporation (as defined in the Key Employee Agreement) for purposes of the Key Employee Agreement.

4. Acknowledgements. Notwithstanding anything to the contrary herein, Employee acknowledges and agrees that (i) the Retention Bonus is a one-time benefit and does not create any contractual or other right to receive cash bonuses in the future, and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any benefit plan or arrangement; and (ii) the Retention Bonus is the only cash bonus that Employee shall be eligible to receive from the Company Group in connection with the Transaction (other than any bonus component of the Severance Benefits). Employee further acknowledges and agrees that the Retention Bonus is contingent on the Closing, and no Retention Bonus payment will be owed to Employee if the Transaction is not consummated.

5. Release.

(a) In exchange for the promises of the Company and Employer set forth in this Agreement, the sufficiency of which Employee acknowledges, Employee, with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Berry and each of their respective subsidiaries, its and their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party; provided that this Section 5 shall not waive Employee’s existing rights to (a) accrued and vested compensation or benefits including, without limitation, all rights and benefits under the Key Employee Agreement or the Berry 2022 Omnibus Incentive Plan and the award agreements issued thereunder, (b) any claims or rights arising after the date that Employee signs this Agreement, or (c) indemnification, advancement of expenses and D&O insurance coverage in connection with, arising from or related in any way to actions or omissions in Employee’s capacity as a director, officer, employee, agent or other capacity for Berry, the Company or any of their affiliates or any other entity at the direction of Berry, the Company or any of their affiliates, including, without limitation, indemnification and advancement of expenses pursuant to Berry’s or the Company’s bylaws, certificate of incorporation or other policies or agreements.

(b) Notwithstanding anything herein to the contrary, this Section 5 shall not:

(i) preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

(ii) limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need any Company Released Party’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify any Company Released Party of a request for information from any governmental entity or self-regulatory authority or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company Group that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company Group does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the matters released by this Section 5 filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and the release in this Section 5 shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

6. [Non-Competition & Non-Solicitation. Employee agrees that some restrictions on Employee’s activities during and after Employee’s employment are necessary to protect the goodwill, Confidential Information (as defined in the Key Employment Agreement), and other legitimate interests of the Company, Berry, and their direct and indirect subsidiaries. Employer has provided and following the Effective Date the Company Group will continue to provide Employee with access to and knowledge of Confidential Information and will place Employee in a position of trust and confidence with the Company Group, and Employee will benefit from (and help develop) the Company Group’s goodwill. The restrictive covenants below are necessary to protect the Company’s and Berry’s legitimate business interests in their Confidential Information, trade secrets and goodwill. Employee further understands and acknowledges that the Company’s and Berry’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company and Berry and that the Company and Berry would be irreparably harmed if Employee violates the restrictive covenants herein.

(a) Non-Competition. As a condition of Employee’s continued employment with the Employer and the continued imparting to Employee of Confidential Information, Employee hereby agrees that Employee will not engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity during the period from the Effective Date through the two-year anniversary following his termination of employment with the Company Group (the “Termination Date”), in any business or activity which is in direct competition with the business of the Company, Berry, or their direct or indirect subsidiaries, in each case in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a ten-mile radius of the boundaries of, any mineral property interest of the Company, Berry or their direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between Berry or any direct or indirect subsidiary, and any third party) or any other property on which the Company, Berry or their direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date; provided, that, nothing in this this Section 6(a) will be deemed to prohibit Employee from (x) engaging in any business activities within the State of California, or (y) owning, or otherwise having an interest in, less than 3% of any publicly owned entity or 3% or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Employee has no active role with respect to any investment by such fund in any entity.

(b) Non-Solicitation. During the period from the Effective Date through the one-year anniversary following the Termination Date, Employee agrees and covenants that Employee will not, whether for Employee’s own account or for the account of any other person (other than a member of the Company Group), intentionally: (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or service of any employee or other service provider of Company Group (including any independent sales representatives), in each case with the intent to cause such employee or other service provider to cease or lessen such employee’s or service provider’s employment or engagement with any member of the Company Group, or (ii) solicit contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company Group’s current, former or prospective clients, vendors or customers for purposes of offering or accepting goods at services similar to or competitive with those offered by the Company Group.

(c) Sections 7.5, 7.6 and 7.7 of the Key Employee Agreement are hereby incorporated by reference in this Agreement mutatis mutandis.]1

7. Not a Contract of Employment. This Agreement is not a contract of employment and nothing in this Agreement shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Company, Employer or any member of the Company Group, or any other entity, or affect in any way the right of the Company, Employer or any such Company Group member, or any other entity to terminate such employment or other service relationship at any time.

[1]	Note to Draft: Section 6 to be included in agreement for Mr. Araujo only.

8. Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Employee and such officer as may be specifically designated by Company and Employer, as applicable. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles of such state.

10. Section 409A. This Agreement is intended to comply with, or be exempt from Section 409A, and shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding the foregoing, the Company Group makes no representations that the payment provided under this Agreement is exempt from Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment of the Retention Bonus.

11. Entire Agreement. This Agreement and Employee’s Key Employee Agreement, as applicable and amended hereby, contain all of the understandings and representations between the Company, Employer and Employee with respect to Employee’s employment and relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any transaction bonuses.

12. Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Assignment. The provisions of this Agreement shall bind and inure to the benefit of the Company, Employer and their respective successors and assigns. The term “successors” and “assigns” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, Employer and successors or assigns of any such corporations or other business entities. Where appropriate, the term “Company”, “Berry” or “Employer” as applicable as used in this Agreement shall also include any such successors or assigns.

15. Withholding of Taxes. The Company Group may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

16. Notices. Notices hereunder shall be mailed or delivered to the Company or Employer, as applicable, at its principal place of business at the attention of Human Resources and shall be mailed or delivered to Employee at the address on file with the Company Group or, in either case, at such other address as one party may subsequently furnish to the other parties in writing.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BERRY PETROLEUM COMPANY, LLC

Name:
Title:

BERRY CORPORATION (BRY)

Name:
Title:

EMPLOYEE

Name:

SIGNATURE PAGE TO

EMPLOYEE RETENTION AGREEMENT

EXHIBIT A

REAFFIRMATION

•, 202[6]

VIA E-MAIL

[NAME]

[POSTION]

Berry Corporation

Email: [•]

Re: Reaffirmation of Release

Dear [NAME]:

Pursuant to the terms of the Employee Retention Agreement, dated as of •, 2025, by and between Berry Petroleum Company, LLC and Berry Corporation (bry) and me (the “Retention Agreement”), please allow my signature below to serve as my reaffirmation of the release of claims set forth in Section 5 of the Retention Agreement as of •, 2026.

Sincerely,

[NAME]

To be signed no sooner than the Retention Date and

no later than the thirtieth day following the Retention Date